Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Sirenza Microdevices, Inc. and the related prospectus of our report dated April 3, 2006 relating to the financial statements and financial statement schedule of Micro Linear Corporation, which appears in the Current Report on Form 8-K/A of Sirenza Microdevices, Inc. filed with the Securities and Exchange Commission on November 16, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement and related prospectus.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 15, 2006